EXHIBIT 4.1

RECEIVABLES SALE AGREEMENT

Dated as of May 27, 2004

by and among

EACH OF THE ENTITIES PARTY HERETO FROM TIME TO TIME

AS ORIGINATORS,

AKS RECEIVABLES, LLC

and

AK STEEL CORPORATION

i

Section 7.13. Further Assurances	27
Section 7.14. Fees and Expenses	28

INDEX OF APPENDICES

Exhibit 2.01(a)	Form of Receivables Assignment
Exhibit 2.01(c)(ii)	Form of Subordinated Note
Exhibit 2.01(c)(iii)	Form of L/C Note
Exhibit 2.03	Form of Originator Support Agreement
Schedule 4.01(b)	Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate, Legal and Other Names; Identification Numbers
Schedule 4.01(d)	Litigation
Schedule 4.01(h)	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt
Schedule 4.01(i)	Tax Matters
Schedule 4.01(j)	Intellectual Property
Schedule 4.01(m)	ERISA
Schedule 4.01(t)	Deposit and Disbursement Accounts

Annex X	Definitions
Annex Y	Schedule of Documents

ii

THIS RECEIVABLES SALE AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”) is entered into as of May 27, 2004, by and among each of the persons signatory hereto from time to time as Originators, each an “Originator” and, collectively, the “Originators”), AK STEEL CORPORATION, a Delaware corporation (“AK Steel”), and AKS RECEIVABLES, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. The Buyer is a special purpose limited liability company with respect to which AK Steel owns 99% of the membership interests and the Managing Member owns 1% of the membership interests.

B. Buyer has been formed for the sole purpose of purchasing all Receivables originated by each Originator and to finance such Receivables under the Funding Agreement.

C. Each Originator intends to sell, and Buyer intends to purchase, such Receivables, from time to time, as described herein.

D. In addition, AK Steel, as a Member, may, from time to time, contribute capital to Buyer in the form of Contributed Receivables or cash.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Annex X.

Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

TRANSFERS OF RECEIVABLES

Section 2.01. Agreement to Transfer.

(a) Receivables Transfers. Subject to the terms and conditions hereof, each Originator agrees to sell (without recourse except to the limited extent specifically provided herein) or, in the case of AK Steel, sell or contribute, to Buyer on the Effective Date and on each Business Day thereafter (each such date, a “Transfer Date”) all Receivables owned by it on each such Transfer Date, and Buyer agrees to purchase or acquire as a capital contribution all such Receivables on each such Transfer Date. All such Transfers by an Originator to Buyer shall collectively be evidenced by a certificate of assignment substantially in the form of Exhibit 2.01(a) (each, a “Receivables Assignment,” and collectively, the “Receivables Assignments”), and each Originator and Buyer shall execute and deliver a Receivables Assignment on or before the Effective Date.

(b) Determination of Sold Receivables. On and as of each Transfer Date, (i) all Receivables then owned by each Originator (other than AK Steel) and not previously acquired by Buyer shall be identified for sale to Buyer, and (ii) to the extent Receivables then owned by AK Steel have not been contributed to Buyer in accordance with Section 2.01(d), such Receivables shall be identified for sale to Buyer (each such Receivable identified for sale pursuant to clauses (i) and (ii) above, individually, a “Sold Receivable” and, collectively, the “Sold Receivables”). The Sold Receivables will be identified by reference to the General Trial Balance of each Originator.

(c) Payment of Sale Price. (i) In consideration for each Sale of Sold Receivables hereunder, Buyer shall pay to the Originator thereof on the Transfer Date therefor the Sale Price therefor in Dollars in immediately available funds or, upon the request of an Originator, by causing an L/C Issuer to issue a Letter of Credit for the benefit of such Originator as more fully described in clause (iii) below. All cash payments by Buyer under this Section 2.01(c)(i) shall be effected by means of a wire transfer on the day when due to such account or accounts as the Originators may designate from time to time.

(ii) To the extent that the Sale Price of Sold Receivables exceeds the amount of cash then available to Buyer (and is not otherwise paid through the issuance of a Letter of Credit and a related L/C Note), the applicable Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to Buyer in an amount up to the amount of such excess in satisfaction of the equivalent portion of the Sale Price not paid in cash; provided, that in no event shall the aggregate amount of all Subordinated Loans made at any time by all Originators exceed fifteen percent (15%) of the aggregate Outstanding Balance of Transferred Receivables at any time. The Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note substantially in the form of Exhibit 2.01(c)(ii) hereto (a “Subordinated Note”) executed by Buyer and payable to such Originator. The Subordinated Loans shall bear interest and be payable as provided in the Subordinated Note.

(iii) If an Originator so requests, Buyer shall pay all or part of the Sale Price of Sold Receivables of such Originator to be paid by causing the Administrative Agent to arrange for the issuance by an L/C Issuer of a Letter of Credit in favor of one or more beneficiaries selected by AK Steel. In the event that an Originator requests that all or any portion of the Sale Price of Sold Receivables be paid for by issuance of a Letter of Credit, such Originator shall on a timely basis provide Buyer with such information as is necessary for Buyer to obtain such Letter of Credit from the applicable L/C Issuer (pursuant to the terms of the Funding Agreement). Such Originator shall reimburse Buyer for its expenses incurred in connection with obtaining such Letter of Credit and shall also pay to Buyer a fee in an amount equal to one-eighth of one percent of the face amount thereof for procuring such Letter of Credit; provided that such fee may be offset against the outstanding principal amount of the Subordinated Note payable to such Originator. No Originator shall have any reimbursement obligations in respect of any Letter of Credit. The face amount of each Letter of Credit shall be applied (x) as a deduction from the applicable Sale Price otherwise payable by Buyer, (y) to the extent such face amount exceeds such Sale Price, as a reduction in the aggregate outstanding principal amount of the Subordinated Note of the related Originator and (z) to the extent the aggregate outstanding principal amount of the Subordinated Note has been reduced to zero, as a credit against the Sale Price payable for future purchases of Receivables; provided, however, that such credit shall at no time exceed the aggregate amount of capital contributions theretofore made by the Members. The aggregate deductions, reductions and credits under clauses (x), (y) and (z) of the preceding sentence shall be evidenced by an L/C Note in the form of Exhibit 2.01(c)(iii) hereto, and shall be payable in accordance with the terms and provisions of the L/C Note and this Agreement. The principal amount of each L/C Note shall be reduced by the amount of any draws on the related Letter of Credit. In the event that a Letter of Credit (as the same may be extended, replaced or renewed and after giving effect to any partial draws) expires undrawn, the remaining principal amount of the related L/C Note shall be payable within 10 Business Days thereafter.

(d) Determination of Contributed Receivables. On each Transfer Date, AK Steel shall identify Receivables then owned by it which have not been previously acquired by Buyer, and shall, prior to the delivery of an Election Notice, contribute such Receivables as a capital contribution to the Buyer (each such contributed Receivable, individually, a “Contributed Receivable,” and collectively, the “Contributed Receivables”), to the extent Buyer cannot pay the Sale Price therefor in cash or through Subordinated Loans or the issuance of a Letter of Credit pursuant to the foregoing clauses (b) and (c). Notwithstanding the foregoing, AK Steel shall not be obligated to make additional contributions to Buyer at any time. If on any Transfer Date (i) AK Steel elects not to contribute Receivables to Buyer, or (ii) any Originator (other than AK Steel) does not sell all of its then owned Receivables to Buyer, such Originator shall deliver to Buyer not later than 5:00 p.m. (New York time) on the Business Day immediately preceding such Transfer Date a notice of election thereof (each such notice, an “Election Notice”).

(e) Ownership of Transferred Receivables. On and after each Transfer Date and after giving effect to the Transfers to be made on each such date, Buyer shall own the Transferred Receivables and no Originator shall take any action inconsistent with such ownership nor shall any Originator claim any ownership interest in such Transferred Receivables.

(f) Reconstruction of General Trial Balance. If at any time any Originator fails to generate its General Trial Balance, Buyer shall have the right to reconstruct such General Trial Balance so that a determination of the Sold Receivables and Contributed Receivables can be made pursuant to Section 2.01(b). Each Originator agrees to cooperate with such reconstruction, including by delivery to Buyer, upon Buyer’s request, of copies of all Contracts and Records.

(g) Servicing of Receivables. So long as no Event of Servicer Termination shall have occurred and be continuing and no Successor Servicer has assumed the responsibilities and obligations of the Servicer pursuant to Section 11.02 of the Funding Agreement, the Servicer shall (i) conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect the Transferred Receivables, all in accordance with (A) the terms of the Funding Agreement, (B) customary and prudent servicing procedures for trade receivables of a similar type and (C) all applicable laws, rules and regulations, and (ii) hold all Contracts and other documents and incidents relating to the Transferred Receivables in trust for the benefit of Buyer, as the owner thereof, and for the sole purpose of facilitating the servicing of the Transferred Receivables in accordance with the terms of the Funding Agreement.

Section 2.02. Grant of Security Interest. The parties hereto intend that each Transfer shall constitute a purchase and sale or capital contribution, as applicable, and not a loan. Notwithstanding the foregoing, in addition to and not in derogation of any rights now or hereafter acquired by Buyer under Section 2.01 hereof, the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale or capital contribution, as applicable, that each Originator shall be deemed to have granted, and each Originator does hereby grant, to Buyer a continuing security interest in all of such Originator’s right, title and interest in, to and under the Receivables whether now owned or hereafter acquired by such Originator to secure the obligations of such Originator to Buyer hereunder (including, if and to the extent that any Transfer is recharacterized as a transfer for security under applicable law, the repayment of a loan deemed to have been made by Buyer to the applicable Originator in the amount of the Sale Price with respect thereto).

Section 2.03. Originator Support Agreement. AK Steel hereby agrees that in the event that any of its Affiliates become parties to this Agreement as Originators, it shall undertake and agree, to and for the benefit of Buyer, to cause the due and punctual performance and observance by each such Originator of all of the terms, conditions, agreements and undertakings on the part of such Originator to be performed or observed by it hereunder or under any other Related Document and, in connection therewith, shall execute and deliver to Buyer an Originator Support Agreement in the form attached hereto as Exhibit 2.03, to more fully evidence such undertaking.

Section 2.04. Originators Remain Liable. It is expressly agreed by the Originators that, anything herein to the contrary notwithstanding, each Originator shall remain liable to the Obligor (and any other party to the related Contract) under any and all of the Receivables originated by it and under the Contracts therefor to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Buyer shall not have any obligation or liability to the Obligor or any other party to the related Contract under any such Receivables or Contracts by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Buyer of any payment relating thereto pursuant hereto. The exercise by Buyer of any of its rights under this Agreement shall not release any Originator from any of its respective duties or obligations under any such Receivables or Contracts. Buyer shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Originator under or pursuant to any such Receivable or Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable or Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Transfer. The initial Transfer hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which may be waived in writing by each of Buyer and the Administrative Agent):

(a) Sale Agreement; Other Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Originator and Buyer, and Buyer shall have received such information, documents, instruments, agreements and legal opinions as Buyer shall request in connection with the transactions contemplated by this Agreement, including all those identified in the Schedule of Documents, each in form and substance satisfactory to Buyer.

(b) Governmental Approvals. Buyer shall have received (i) satisfactory evidence that the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby or (ii) an Officer’s Certificate from each Originator in form and substance satisfactory to Buyer affirming that no such consents or approvals are required.

(c) Compliance with Laws. Each Originator shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including, without limitation, those specifically referenced in Section 4.02(f).

(d) Funding Agreement Conditions. Each of those conditions precedent set forth in Sections 3.01 and 3.02 of the Funding Agreement shall have been satisfied or waived in writing as provided therein.

Section 3.02. Conditions Precedent to all Transfers. Each Transfer hereunder (including the initial Transfer) shall be subject to satisfaction of the following further conditions precedent as of the Transfer Date therefor:

(a) the representations and warranties of each Originator contained herein or in any other Related Document shall be true and correct as of such Transfer Date, both before and after giving effect to such Transfer and to the application of the Sale Price therefor, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) (i) the Administrative Agent shall not have declared the Commitment Termination Date to have occurred following the occurrence of a Termination Event, and (ii) the Commitment Termination Date shall not have automatically occurred, in either event, in accordance with Section 9.01 of the Funding Agreement;

(c) each Originator shall be in compliance with each of its covenants and other agreements set forth herein or in any other Related Document; and

(d) each Originator shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to Buyer as Buyer may reasonably request.

The acceptance by any Originator of the Sale Price for any Sold Receivables and the contribution to Buyer by AK Steel of any Contributed Receivables on any Transfer Date shall be deemed to constitute, as of any such Transfer Date, a representation and warranty by such Originator that the conditions precedent set forth in this Section 3.02 have been satisfied. Upon any such acceptance or contribution, title to the Transferred Receivables sold or contributed on such Transfer Date shall be vested absolutely in Buyer, whether or not such conditions were in fact so satisfied.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Representations and Warranties of the Originators. To induce Buyer to purchase the Sold Receivables and to acquire the Contributed Receivables, each Originator makes the following representations and warranties to Buyer as of the Closing Date and, except to the extent otherwise expressly provided below, as of each Transfer Date, each of which shall survive the execution and delivery of this Agreement.

(a) Corporate Existence; Compliance with Law. Each Originator (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (v) is in compliance with its articles or certificate of incorporation and by-laws and (vi) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax laws and other laws, is in compliance with all applicable provisions of law, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. As of the Closing Date, each Originator is a registered organization of the type and is organized under the laws of the State set forth in Schedule 4.01(b) (which is its only jurisdiction of organization) and such Originator’s organizational identification number (if any), the current location of such Originator’s chief executive office, principal place of business, other offices, the warehouses and premises within which any records relating to the Receivables is stored or located, and the locations of its records concerning the Receivables are set forth in Schedule 4.01(b) and none of such locations have changed within the past 12 months. During the prior five years, except as set forth in Schedule 4.01(b), no Originator has been known as or used any corporate, legal, fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of each Originator.

(c) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Originator of this Agreement and the other Related Documents to which it is a party and the creation and perfection of all Transfers and Liens provided for herein and therein and, solely with respect to clause (vii) below, the exercise by Buyer, any Lender or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party: (i) are within such Person’s corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of such Person’s articles or certificate of incorporation or by-laws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of such Person; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the Effective Date. On or prior to the Effective Date, each of the Related Documents shall have been duly executed and delivered by each Originator that is a party thereto and on the Closing Date each such Related Document shall then constitute a legal, valid and binding obligation of such Originator, enforceable against it in accordance with its terms.

(d) No Litigation. No Litigation is now pending or, to the knowledge of any Originator, threatened against the Parent, any Originator or any other Subsidiary of the Parent that (i) challenges such Originator’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the Transfer or pledge of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents or (iii) except as set forth on Schedule 4.01(d), is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e) Solvency. After giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, each Originator and the Parent is and will be Solvent.

(f) Material Adverse Effect. Since December 31, 2003, (i) no Originator has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (ii) no contract, lease or other agreement or instrument has been entered into by any Originator or has become binding upon any Originator’s assets and no law or regulation applicable to any Originator has been adopted that has had or could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Receivables; Liens. Each Originator will transfer hereunder each Receivable originated or acquired by it free and clear of any Adverse Claim and, from and after each Transfer Date, Buyer will acquire valid and properly perfected title to and the sole record and beneficial ownership interest in each Transferred Receivable purchased or otherwise acquired on such date, free and clear of any Adverse Claim or restrictions on transferability. Each Originator has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Originator’s right, title and interest in and to the Receivables originated or acquired by it and its other properties and assets. Each Originator has rights in and full power to transfer its Receivables hereunder.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt. Except as set forth in Schedule 4.01(h), no Originator has any Subsidiaries, is engaged in any joint venture or partnership with any other Person or is an Affiliate of any Person. All of the issued and outstanding Stock of AK Steel is owned by the Parent and all issued and outstanding Stock of each other Originator is directly or indirectly owned by AK Steel or Parent. There are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which any Originator may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding indebtedness for borrowed money of each Originator as of the Effective Date is described in the Parent’s report dated March 31, 2004 filed with the Securities and Exchange Commission on Form 8-K.

(i) Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the such Originator and each of its Affiliates included in the Parent Group which is part of the consolidated tax group of which such Originator is a member, have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges which would not result in a liability in excess of $5,000,000 in the aggregate, or Charges or other amounts being contested in accordance with Section 4.02(k). Proper and accurate amounts have been withheld by such Originator or such Affiliate from its respective employees for all periods in full and complete compliance with all applicable federal, state, provincial, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth as of the Closing Date (i) those taxable years for which such Originator’s or such Affiliate’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described on Schedule 4.01(i), as of the Closing Date, neither such Originator nor such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Such Originator is not liable for any Charges: (A) under any agreement (including any tax sharing agreements) or (B) to the best of such Originator’s knowledge, as a transferee. As of the Closing Date, neither the Parent nor any Originator has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

(j) Intellectual Property. As of the Effective Date, each Originator owns or has rights to use all intellectual property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it. Each Originator conducts its business and affairs without infringement of or interference with any intellectual property of any other Person. As of the Effective Date, except as set forth in Schedule 4.01(j), no Originator is aware of any infringement or claim of infringement by others of any material intellectual property of any Originator.

(k) Full Disclosure. All information contained in this Agreement, any of the other Related Documents, or any written statement furnished by or on behalf of any Originator to Buyer, any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents, in each case, taken as a whole, is true and accurate in every material respect, and none of this Agreement, any of the other Related Documents, or any written statement furnished by or on behalf of any Originator to Buyer, any Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents, in each case, taken as a whole, is misleading as a result of the failure to include therein a material fact.

(l) Notices to Obligors. Each Originator has directed all Obligors of Transferred Receivables originated by it to remit all payments with respect to such Receivables for deposit in a Lockbox or Lockbox Account.

(m) ERISA.

(i) Except where the following would not reasonably be expected to have a Material Adverse Effect, (A) each Qualified Plan has been determined by the IRS to qualify under Section 401(a) of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, except as disclosed in writing to the Buyer and the Administrative Agent or as set forth in Schedule 4.01(m), nothing has occurred that could reasonably be expected to cause the loss of such qualification or tax-exempt status, (B) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, (C) none of the Parent, any Originator or any of their respective ERISA Affiliates has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Plan, subject to such sections, and (D) none of the Parent, any Originator or any of their respective ERISA Affiliates has engaged in a “prohibited transaction,” as defined in Section 4975 of the IRC, in connection with any Plan that could reasonably be expected to subject any Originator to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

(ii) Except as disclosed in writing to the Buyer and the Administrative Agent or as set forth in Schedule 4.01(m): (A) no Title IV Plan has any Unfunded Pension Liability which would reasonably be expected to have a Material Adverse Effect; (B) no ERISA Event (excluding any event described in Section 4.01(m)(i)(A) above) or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred within the past three years or is reasonably expected to occur; (C) there are no pending or, to the knowledge of any Originator, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (D) none of the Parent, any Originator or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (E) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Parent, any Originator or their respective ERISA Affiliates.

(n) Brokers. No broker or finder acting on behalf of any Originator was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and no Originator has any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

(o) Margin Regulations. No Originator is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulations T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Originator owns any Margin Stock, and no portion of the proceeds of the Sale Price from any Sale will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Originator will take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(p) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the other Related Documents requires compliance with any bulk sales act or similar law.

(q) Investment Company Act Exemptions. Each purchase of Transferred Receivables under this Agreement constitutes a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.

(r) Government Regulation. No Originator is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act. No Originator is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Debt or to perform its obligations hereunder or under any other Related Document. The purchase or acquisition of the Transferred Receivables by Buyer hereunder, the application of the Sale Price therefor and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(s) Books and Records; Minutes. The by-laws or the certificate or articles of incorporation of each Originator require it to maintain (i) books and records of account and (ii) minutes of the meetings and other proceedings of its Stockholders and board of directors (or an analogous governing body).

(t) Deposit and Disbursement Accounts. Schedule 4.01(t) lists all banks and other financial institutions at which each Originator maintains deposit accounts established for the receipt of collections on accounts receivable, including any Lockbox Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of each Originator contained in the Related Documents (other than this Agreement) is true and correct and such Originator hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein. Each Originator consents to the assignment of Buyer’s rights with respect to all such representations and warranties to the Administrative Agent and the Lenders (and their respective successors and assigns) pursuant to the Funding Agreement.

(v) Receivables. With respect to each Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate delivered on or after the Transfer Date of such Transferred Receivable:

(i) such Receivable satisfies the criteria for an Eligible Receivable;

(ii) such Receivable was transferred to the Buyer hereunder by the Originator thereof free and clear of any Adverse Claim, and such Originator had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and the other Related Documents and, upon such Transfer, Buyer will acquire valid and properly perfected title to and the sole record and beneficial ownership interest in such Receivable, free and clear of any Adverse Claim and, following such Transfer, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of such Originator;

(iii) the Transfer of each such Receivable pursuant to this Agreement and the Receivables Assignment executed by the Originator thereof constitutes, as applicable, a valid sale, contribution, transfer, assignment, setover and conveyance to Buyer of all right, title and interest of such Originator in and to such Receivable; and

(iv) the Originator of such Receivable has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on such Receivable will not be paid in full when due or to expect any other Material Adverse Effect.

(w) Fair Value. With respect to each Transferred Receivable acquired by the Buyer hereunder, (i) the consideration received from the Buyer in respect of such Transferred

Receivable represents adequate valuable consideration and fair and reasonable value for such Transferred Receivable as of the applicable Transfer Date, (ii) the lesser of the value and the fair market value of such consideration is not less than the fair market value of such Transferred Receivables, in each case, as of the applicable Transfer Date and (iii) in respect of payment by way of the creation of, or an increase in the principal amount outstanding under, a Subordinated Note or an L/C Note, in all circumstances, and having regard to the terms and conditions of such Subordinated Note or L/C Note, as applicable, the value and fair market value of such Subordinated Note or L/C Note, as applicable (or, where the principal amount of the Subordinated Note or L/C Note is increased, the value and fair market value of such increase) is approximately equal to the face amount thereof (or the amount of such increase, as applicable).

The representations and warranties described in this Section 4.01 shall survive the Transfer of the Transferred Receivables to Buyer, any subsequent assignment of the Transferred Receivables by Buyer, and the termination of this Agreement and the other Related Documents and shall continue until the indefeasible payment in full of all Transferred Receivables.

Section 4.02. Affirmative Covenants of the Originators. Each Originator covenants and agrees that, unless otherwise consented to by Buyer and the Administrative Agent, from and after the Effective Date and until the Termination Date:

(a) Offices and Records. Each Originator shall maintain its jurisdiction of organization, principal place of business and chief executive office and the office at which it keeps its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to Buyer and the Administrative Agent, at such other location in a jurisdiction where all action requested by Buyer, any Lender or the Administrative Agent pursuant to Section 7.13 shall have been taken with respect to the Transferred Receivables. Each Originator shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto. Upon the request of Buyer or the Administrative Agent, each Originator shall (i) mark each Contract (other than invoices) evidencing each Transferred Receivable with a legend, acceptable to Buyer and the Administrative Agent, evidencing that Buyer has purchased such Transferred Receivable and that the Administrative Agent, for the benefit of the Lenders, has a security interest in and lien thereon, and (ii) mark its master data processing records evidencing such Transferred Receivables with such a legend.

(b) Access. Each Originator shall, at its own expense, during normal business hours, from time to time upon one Business Day’s prior notice and as frequently as Buyer, the Servicer or the Administrative Agent reasonably determines to be appropriate: (i) provide Buyer, the Servicer or the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties of such Originator utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) of each Originator, (ii) permit Buyer, the Servicer or the Administrative Agent and any of their respective officers, employees and agents, to inspect, audit and make extracts from such Originator’s books and records, including all Records maintained by such Originator, (iii) permit Buyer, the Servicer or the Administrative Agent and their respective officers, employees and agents, to inspect, review and evaluate the Transferred

Receivables of such Originator, and (iv) permit Buyer, the Servicer or the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or such Originator’s performance under this Agreement or the affairs, finances and accounts of such Originator with any of its officers, directors, employees, representatives or agents (in each case, with those Persons having knowledge of such matters) and with its independent certified public accountants. If an Incipient Termination Event or a Termination Event shall have occurred and be continuing, or the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event may have occurred, is imminent or deems any Lender’s rights or interests in the Transferred Receivables insecure, each Originator shall provide such access at all times and without advance notice and shall provide Buyer, the Servicer or the Administrative Agent (upon its request) with information with respect to its suppliers and customers; provided, however, that unless the Administrative Agent determines that its rights in the Transferred Receivables would be otherwise impaired, the Administrative Agent shall deal with such customers and suppliers through the Servicer or the Originators. Each Originator shall make available to Buyer, the Servicer or the Administrative Agent and their respective counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records, including Records maintained by such Originator, the Buyer, the Servicer or the Administrative Agent may reasonably request. Each Originator shall deliver any document or instrument necessary for Buyer, the Servicer or the Administrative Agent, as they may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Originator, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Originator.

(c) Communication with Accountants. Each Originator authorizes Buyer, the Servicer and the Administrative Agent to communicate directly with its independent certified public accountants, and authorizes and shall instruct those accountants and advisors to disclose and make available to Buyer, the Servicer and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to such Originator (including copies of any issued management letters) with respect to the business, financial condition and other affairs of such Originator. Each Originator agrees to render to Buyer, the Servicer and the Administrative Agent at such Originator’s own cost and expense, such clerical and other assistance as may be reasonably requested with regard to the foregoing. If any Termination Event shall have occurred and be continuing, each Originator shall, promptly upon request therefor, assist Buyer in delivering to the Administrative Agent Records reflecting activity through the close of business on the Business Day immediately preceding the date of such request.

(d) Compliance With Credit and Collection Policies. Each Originator shall comply with the Credit and Collection Policies applicable to each Transferred Receivable and the Contracts therefor, and with the terms of such Receivables and Contracts subject in each case to the terms of Section 5.03(c) of the Funding Agreement.

(e) Assignment. Each Originator agrees that, to the extent permitted under the Funding Agreement, Buyer may assign all of its right, title and interest in, to and under the Transferred Receivables and this Agreement, including its right to exercise the remedies set forth in Section 4.04. Each Originator agrees that, upon any such assignment, the assignee thereof may enforce directly, without joinder of Buyer, all of the obligations of such Originator hereunder, including any obligations of such Originator set forth in Sections 4.04, 5.01 and 7.14.

(f) Compliance with Agreements and Applicable Laws. Each Originator shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state, provincial and local laws and regulations applicable to it and the Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, securities laws, margin regulations, taxation, ERISA and labor matters and environmental laws and environmental permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. Each Originator shall pay all Charges, including any stamp duties, which may be imposed as a result of the transactions contemplated by this Agreement and the other Related Documents, except to the extent such Charges are being contested in accordance with Section 4.02(k).

(g) Maintenance of Existence and Conduct of Business. Each Originator shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and by-laws; and (iii) at all times maintain, preserve and protect all of its assets and properties which are necessary in the conduct of its business, including all necessary licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except to the extent that the failure to comply with this clause (iii) could not reasonably be expected to have a Material Adverse Effect.

(h) Notice of Material Event. Each Originator shall promptly (upon becoming aware thereof) inform Buyer and the Administrative Agent in writing of the occurrence of any of the following, in each case setting forth the details thereof, any notices or other correspondence relating thereto, and what action, if any, such Originator proposes to take with respect thereto:

(i) any Litigation commenced or threatened against the Parent, any Originator or any other Subsidiary of the Parent or with respect to or in connection with all or any portion of the Transferred Receivables that (A) seeks to enjoin or otherwise prevent consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or any other Related Document, or (B) would reasonably be expected to be adversely determined and, if determined adversely, could reasonably be expected to have a Material Adverse Effect;

(ii) the commencement of a case or proceeding by or against the Parent, any Originator or any other Subsidiary of the Parent seeking a decree or order in respect of the Parent, any Originator or such Subsidiary (A) under the Bankruptcy Code or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Parent, any Originator or such Subsidiary or for any substantial part of such Person’s assets, or (C) ordering the winding-up or liquidation of the affairs of the Parent, any Originator or any other Subsidiary of the Parent;

(iii) the receipt of notice that (A) any license, permit, charter, registration or approval necessary for the conduct of the Parent’s, such Originator’s or any other

Subsidiary of the Parent’s business is to be, or may be, suspended or revoked, or (B) the Parent, such Originator or any other Subsidiary of the Parent is to cease and desist any practice, procedure or policy employed by the Parent, such Originator or any other Subsidiary of the Parent in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect;

(iv) (A) any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware or (B) any determination that a Transferred Receivable designated as an Eligible Receivable in a Borrowing Base Certificate, a Borrowing Request or otherwise was not an Eligible Receivable at the time of such designation;

(v) (A) each infringement or claim of infringement by any Person of any intellectual property of any Originator or (B) each item of intellectual property necessary to continue its business as then conducted by such originator which it does not own or have rights to use;

(vi) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges;

(vii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Separate Identity.

(i) Each Originator shall, and shall cause each other member of the Parent Group to, maintain records and books of account separate from those of Buyer.

(ii) The financial statements of the Parent and its consolidated Subsidiaries shall disclose the effects of each Originator’s transactions in accordance with GAAP and, in addition, disclose that (A) Buyer’s sole business consists of the purchase or acceptance through capital contribution (in the case of AK Steel) of the Receivables from the Originators and the subsequent financing of such Receivables pursuant to the Funding Agreement, (B) Buyer is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of Buyer’s assets prior to any value in Buyer becoming available to Buyer’s equityholders and (C) the assets of Buyer are not available to pay creditors of any Originator or any other Affiliate of such Originator.

(iii) The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by each Originator as official records.

(iv) Each Originator shall, and shall cause each other member of the Parent Group to, maintain an arm’s-length relationship with Buyer and shall not hold itself out as being liable for the Debts of Buyer.

(v) Each Originator shall, and shall cause each other member of the Parent Group to, keep its assets and its liabilities wholly separate from those of Buyer.

(vi) Each Originator shall, and shall cause each other member of the Parent Group to, conduct its business solely in its own name or the name of AK Steel or Parent through its duly Authorized Officers or agents and in a manner designed not to mislead third parties as to the separate identity of Buyer.

(vii) No Originator shall (and each Originator shall cause each other member of the Parent Group not to) mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that such Originator or any other member of the Parent Group is liable or responsible for the Debts of Buyer or that the assets of such Originator or any other member of the Parent Group are available to pay the creditors of Buyer.

(viii) The operating expenses and liabilities of Buyer shall be paid from Buyer’s own funds and not from any funds of any Originator or other member of the Parent Group.

(ix) Each Originator shall, and shall cause each other member of the Parent Group to, at all times have stationery and other business forms and a mailing address and telephone number separate from those of Buyer.

(x) Each Originator shall, and shall cause each other member of the Parent Group to, at all times limit its transactions with Buyer only to those expressly permitted hereunder or under any other Related Document.

(xi) Each Originator shall, and shall cause each other member of the Parent Group to, comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinions of Weil, Gotshal & Manges LLP delivered pursuant to the Schedule of Documents.

(j) ERISA and Environmental Notices. Each Originator shall give Buyer and the Administrative Agent prompt written notice of (i) any event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, (ii) any event that could reasonably be expected to result in the incurrence by any Originator of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business), and (iii) any environmental claims against the Parent, any Originator or any other Subsidiary of the Parent which, individually or in the aggregate, could reasonably be expected to exceed $1,000,000.

(k) Payment, Performance and Discharge of Obligations.

(i) Subject to Section 4.02(k)(ii), each Originator shall (and shall cause each other member of the Parent Group other than Buyer to) pay, perform and discharge or cause to be paid, performed and discharged all of its obligations and liabilities, including (A) all Charges upon its income and properties, except to the extent such liabilities do not exceed $5,000,000 in the aggregate, and (B) all lawful claims for labor, materials, supplies and services before any amount thereof shall become past due except to the extent that the failure to comply with this clause (i)(B) would not reasonably be expected to have a Material Adverse Effect.

(ii) Each Originator and each other member of the Parent Group may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 4.02(k)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of such Originator or such member, as applicable, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, and (C) none of the Receivables may become subject to forfeiture or loss as a result of such contest.

(l) Deposit of Collections. Each Originator shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into a Lockbox Account, and (ii) deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the second Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Lenders)). No Originator shall make or permit to be made deposits into a Lockbox or a Lockbox Account other than in accordance with this Agreement and the other Related Documents. Without limiting the generality of the foregoing, each Originator shall use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Receivable reconveyed to it pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or Lockbox Account.

(m) Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

Section 4.03. Negative Covenants of the Originators. Each Originator covenants and agrees that, without the prior written consent of Buyer and the Administrative Agent, from and after the Closing Date and until the Termination Date:

(a) Sale of Stock and Assets. No Originator shall (i) sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any Transferred Receivable or Contract therefor, or any of its rights with respect to any Lockbox or Lockbox Account, except sales, transfers, conveyances, assignments or dispositions permitted pursuant to Section 7.7 of the Credit Agreement or (ii) sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets.

(b) Liens. No Originator shall create, incur, assume or permit to exist any Adverse Claim on or with respect to its Receivables (whether now owned or hereafter acquired) except for Adverse Claims that do not attach to Transferred Receivables.

(c) Modifications of Receivables or Contracts. No Originator shall (i) extend, amend, forgive, discharge, compromise, cancel or otherwise modify the material terms of any Transferred Receivable unless the same is expressly permitted by the Credit and Collection Policy, or (ii) amend, modify or waive any term or condition of any Contract related thereto if any such action is expressly prohibited by the Credit and Collection Policy; provided that no such amendment, waiver or modification shall be permitted if after giving effect to any such amendment, modification or waiver, Receivables arising under such Contract which were Eligible Receivables prior to such amendment, modification or waiver, would no longer constitute Eligible Receivables as a result of such amendment, modification or waiver.

(d) Sale Characterization. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) make statements or disclosures or prepare any financial statements for any purpose, including for federal income tax, reporting or accounting purposes, that shall account for the transactions contemplated by this Agreement in any manner other than with respect to the Sale of each Sold Receivable originated or acquired by it, as a true sale or absolute assignment of its full right, title and ownership interest in such Transferred Receivable to Buyer and with respect to the Transfer of each Contributed Receivable originated or acquired by it, as a contribution to the capital of Buyer.

(e) Capital Structure and Business. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect. No Originator shall engage in any business other than the businesses currently engaged in by it and those incidental thereto. No Originator shall change the type of entity it is, its jurisdiction of organization or its organizational identification number, if any, issued by its state of organization, except upon 30 days’ prior written notice to Buyer and the Administrative Agent, and with respect to which jurisdiction all action requested by Buyer or the Administrative Agent pursuant to Section 7.13 shall have been taken with respect to the Transferred Receivables.

(f) Actions Affecting Rights. No Originator shall (i) take any action, or fail to take any action, if such action or failure to take action would reasonably be expected to interfere with the enforcement of any rights hereunder or under the other Related Documents, including rights with respect to the Transferred Receivables; or (ii) fail to take commercially reasonable steps to defend any action, if such failure to defend would reasonably be expected to have a material adverse effect on the priority or enforceability of the perfected title of Buyer to and the sole record and beneficial ownership interest of Buyer in the Transferred Receivables.

(g) ERISA. No Originator shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA where the amount claimed exceeds $15,000,000, or cause or permit to occur an ERISA Event.

(h) Change to Credit and Collection Policies. No Originator shall fail to comply with, and no change, amendment, modification or waiver shall be made to any material term or provision of, the Credit and Collection Policies without the prior written consent of Buyer and the Administrative Agent, subject in each case to the terms of Section 5.03(c) of the Funding Agreement.

(i) Adverse Tax Consequences. No Originator shall take or permit to be taken any action (other than with respect to actions taken or to be taken solely by a Governmental Authority), or fail or neglect to perform, keep or observe any of its obligations hereunder or under the other Related Documents, that would have the effect directly or indirectly of subjecting any payment to Buyer, or any Lender who are residents of the United States of America to withholding taxation.

(j) No Proceedings. From and after the Effective Date and until the date one year plus one day following the date on which the Funding Agreement has been terminated and all amounts owing by Buyer thereunder have been indefeasibly paid in full in cash, no Originator shall, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 9.01(d) and 9.01(e) of the Funding Agreement.

(k) Commingling. Each Originator shall use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Receivable reconveyed to it pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or Lockbox Account. If such funds are nonetheless deposited into a Lockbox or Lockbox Account and such Originator so notifies Buyer, Buyer shall notify the Administrative Agent to promptly remit any such amounts to the applicable Originator.

Section 4.04. Breach of Representations, Warranties or Covenants. Upon discovery by any Originator or Buyer of any breach of any (a) representation, warranty or covenant relating to the absence of Dilution Factors, or (b) representation, warranty or covenant described in Sections 4.01, 4.02 or 4.03, the party discovering the same shall give prompt written notice thereof to the other parties hereto. Following the breach of any of the representations or warranties described in Section 4.01(g), (q)(ii), or (v), the Originator that breached such representation, warranty may, at any time on any Business Day, or shall, if requested by notice from Buyer, on the first Business Day following receipt of such notice, either (a) repurchase the affected Transferred Receivable from Buyer for cash, or (b) transfer ownership of a new Eligible Receivable or new Eligible Receivables to Buyer on such Business Day, in each case in an amount (the “Rejected Amount”) equal to the Billed Amount of such Transferred Receivable minus the sum of (i) Collections received in respect thereof plus (ii) the amount of any Dilution Factors taken into account in the calculation of the original Sale Price thereof. Each Originator shall ensure that no Collections or other proceeds with respect to a Transferred Receivable so reconveyed to it are paid or deposited into any Lockbox Account.

ARTICLE V

INDEMNIFICATION

Section 5.01. Indemnification. Without limiting any other rights that Buyer or any of its Stockholders, officers, directors, employees, attorneys, agents or representatives (each, a “Buyer Indemnified Person”) may have hereunder or under applicable law, each Originator hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document, any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents, or in respect of any Transferred Receivable or any Contract therefor or the use by such Originator of the Sale Price therefor; provided, that no Originator shall be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amounts (a) result from such Buyer Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, (b) constitute net income, franchise or similar taxes of such Buyer Indemnified Person or (c) constitutes recourse for uncollectible or uncollected Transferred Receivables due to the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder or the occurrence of any event of bankruptcy with respect to such Obligor. Subject to clauses (a), (b), and (c) of the proviso in the immediately preceding sentence, but otherwise without limiting the generality of the foregoing, each Originator shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by such Originator pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by such Originator to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii) the failure to vest and maintain vested in Buyer, or to Transfer to Buyer, valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim;

(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Receivable that is the subject of a Transfer hereunder (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms (other than as a result of a discharge in bankruptcy), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Originator or any Affiliate thereof acting as the Servicer or a Sub-Servicer));

(v) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract;

(vi) the commingling of Collections with respect to Transferred Receivables by any Originator at any time with its other funds or the funds of any other Person;

(vii) any failure by such Originator to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Receivable that is the subject of a Transfer hereunder to the extent that such filing is necessary to maintain the perfection and priority of the Buyer in such Receivable, whether at the time of any such Transfer or at any subsequent time;

(viii) any investigation, Litigation or proceeding related to this Agreement or the use of the Sale Price obtained in connection with any Sale or the ownership of Receivables or Collections with respect thereto or in respect of any Receivable or Contract, except to the extent any such investigation, Litigation or proceeding relates to a matter involving a Buyer Indemnified Person for which neither such Originator nor any of its Affiliates is at fault, as finally determined by a court of competent jurisdiction; or

(ix) any claim brought by any Person other than a Buyer Indemnified Person arising from any activity by such Originator or any of its Affiliates in servicing, administering or collecting any Transferred Receivables.

ARTICLE VI

[RESERVED]

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 7.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below in this Section 7.01 or to such other address (or facsimile number) as may be substituted by notice given as herein provided:

Each Originator:	c/o AK Steel Corporation 703 Curtis Street Middletown, Ohio 45043 Attention: Vice President – Finance and CFO with a copy to the General Counsel Phone No.: (513) 425-2888 Facsimile No.: (513) 425-5607

Buyer:	AKS Receivables, LLC 703 Curtis Street Middletown, Ohio 45043 Attention: President Phone No.: (513) 425-2258 Facsimile No.: (513) 425-2597

AK Steel:	AK Steel Corporation 703 Curtis Street Middletown, Ohio 45043 Attention: Vice President – Finance and CFO with a copy to the General Counsel Phone No.: (513) 425-2888 Facsimile No.: (513) 425-5607

provided, that each such declaration or other communication shall be deemed to have been validly delivered to the Administrative Agent under this Agreement upon delivery to the Administrative Agent in accordance with the terms of the Funding Agreement. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 7.02. No Waiver; Remedies. Buyer’s failure, at any time or times, to require strict performance by the Originators of any provision of this Agreement or any Receivables Assignment shall not waive, affect or diminish any right of Buyer thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Originator contained in this Agreement or any Receivables Assignment, and no breach or default by any Originator hereunder or thereunder, shall be deemed to have been suspended or waived by Buyer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Buyer and directed to such Originator specifying such suspension or waiver. Buyer’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Buyer may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the Receivables shall not be required.

Section 7.03. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Originator and Buyer and their respective successors and permitted assigns, except as otherwise provided herein. No Originator may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Buyer, the Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by any Originator without the prior express written consent of Buyer, the Lenders and the Administrative Agent shall be void. Each Originator acknowledges that, to the extent permitted under the Funding Agreement, Buyer may assign its rights granted hereunder, including the benefit of any indemnities under Article V, and upon such assignment, such assignee shall have, to the extent of such assignment, all rights of Buyer hereunder and, to the extent permitted under the Funding Agreement, may in turn assign such rights. Each Originator agrees that, upon any such assignment, such assignee may enforce directly, without joinder of Buyer, the rights set forth in this Agreement. All such assignees, including parties to the Funding Agreement in the case of any assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce Buyer’s rights and remedies under, this Agreement to the same extent as if they were parties hereto. Without limiting the generality of the foregoing, all notices to be provided to the Buyer hereunder shall be delivered to both the Buyer and the Administrative Agent under the Funding Agreement, and shall be effective only upon such delivery to the Administrative Agent in accordance with the terms of the Funding Agreement. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Originator and Buyer with respect to the transactions contemplated hereby and, except for the Lenders and the Administrative Agent, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

Section 7.04. Termination; Survival of Obligations.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Originator or the rights of Buyer relating to any unpaid portion of any and all recourse and indemnity obligations of such Originator to Buyer, including those set forth in Sections 4.04, 5.01 and 7.14, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon each Originator, and all rights of Buyer hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies pursuant to Sections 4.04, the indemnification and payment provisions of Article V, and the provisions of Sections 4.03(j), 7.03, 7.12 and 7.14 shall be continuing and shall survive any termination of this Agreement.

Section 7.05. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 7.06.

Section 7.06. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by any Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and the Lenders and the Administrative Agent. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 7.07. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY OTHER SECURITY FOR THE OBLIGATIONS OF THE ORIGINATORS ARISING HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 7.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS

SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.08. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 7.09. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.10. Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 7.11. No Setoff. Each Originator’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right such Originator might have against Buyer, any Lender or the Administrative Agent, all of which rights are hereby expressly waived by such Originator.

Section 7.12. Confidentiality.

(a) Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless each Affected Party shall otherwise consent in writing, each Originator and Buyer agree to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Buyer Indemnified Person or any financial institution party to the Credit Agreement and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party, a Buyer Indemnified Person or any financial institution party to the Credit Agreement.

(b) Each Originator agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Related Documents without the prior written consent of Buyer, the Administrative Agent and each Lender (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case such Originator shall consult with Buyer, the Administrative Agent and each Lender prior to the issuance of such news release or public announcement. Any Originator may, however, disclose the general terms of the transactions contemplated by this Agreement and the Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(c) Except to the extent otherwise required by applicable law, or in connection with any judicial or administrative proceedings, as required to be filed publicly with the Securities Exchange Commission, or unless the Originators otherwise consent in writing, the Buyer agrees (i) to maintain the confidentiality of (A) this Agreement (and all drafts hereof and documents ancillary hereto) and (B) all other confidential proprietary information with respect to the Originators and their respective Affiliates and each of their respective businesses obtained by the Buyer in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other documents ancillary hereto, in each case, in its communications with third parties other than any Affected Party, any Originator or any party to whom information may be disclosed pursuant to Section 14.05 of the Funding Agreement, and (ii) not to disclose, deliver, or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party, any Originator or any financial institution party to the Credit Agreement.

Section 7.13. Further Assurances.

(a) Each Originator shall, at its sole cost and expense, upon request of Buyer, any Lender or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further actions that may be necessary or desirable or that Buyer, any Lender or the Administrative Agent may reasonably request to carry out more effectively the provisions and purposes of this Agreement or any other Related Document or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including (i) using commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Buyer of any Transferred Receivable held by such Originator or in which such Originator has any rights not heretofore assigned, and (ii) filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder or under any other Related Document. Each Originator hereby authorizes Buyer, each Lender and the Administrative Agent to file any such financing or continuation statements without the signature of such Originator to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Transferred Receivables is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon such Originator’s receipt thereof and promptly delivered to Buyer.

(b) If any Originator fails to perform any agreement or obligation under this Section 7.13, Buyer, any Lender or the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer, such Lender or the Administrative Agent incurred in connection therewith shall be payable by such Originator upon demand of Buyer, such Lender or the Administrative Agent.

Section 7.14. Fees and Expenses. In addition to its indemnification obligations pursuant to Article V, each Originator agrees, jointly and severally, to pay on demand all costs and expenses incurred by Buyer or the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Related Documents, including the reasonable fees and out-of-pocket expenses of Buyer’s or Administrative Agent’s counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith, and each Originator agrees, jointly and severally, to pay all costs and expenses, if any (including reasonable attorneys’ fees and expenses but excluding any costs of enforcement or collection of the Transferred Receivables), in connection with the enforcement of this Agreement and the other Related Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Receivables Sale Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

AK STEEL CORPORATION, individually and as an Originator

By

Name

Title

AKS RECEIVABLES, LLC, as Buyer

By:	AKSR INVESTMENTS, INC., as its Managing Member

By

Name

Title

Signature Page

to

Receivables Sale Agreement

EXHIBIT 2.01(a)

Form of

RECEIVABLES ASSIGNMENT

THIS RECEIVABLES ASSIGNMENT (the “Receivables Assignment”) is entered into as of May 27, 2004, by and between [Name of Originator] (the “Originator”) and AKS Receivables, LLC (“Buyer”).

1. We refer to that certain Receivables Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”) of even date herewith among the Originator, the other Originators party thereto, AK Steel Corporation and Buyer. All of the terms, covenants and conditions of the Sale Agreement are hereby made a part of this Receivables Assignment and are deemed incorporated herein in full. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Sale Agreement shall be applied herein as defined or established therein.

2. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Originator hereby sells, or, in the event the Originator is a Member of Buyer, sells or contributes, to Buyer, without recourse, except as provided in Sections 4.04 of the Sale Agreement, all of the Originator’s right, title and interest in, to and under all of its Receivables (including all Collections, Records and proceeds with respect thereto) existing as of the Closing Date and thereafter created or arising at any time until the Commitment Termination Date.

3. Subject to the terms and conditions of the Sale Agreement, the Originator hereby covenants and agrees to assign, sell or contribute, as applicable, execute and deliver, or cause to be assigned, sold or contributed, executed and delivered, and to do or make, or cause to be done or made, upon request of Buyer and at the Originator’s expense, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by Buyer for the purpose of or in connection with acquiring or more effectively vesting in Buyer or evidencing the vesting in Buyer of the property, rights, title and interests of the Originator sold or contributed hereunder or intended to be sold or contributed hereunder.

4. Wherever possible, each provision of this Receivables Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Receivables Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Receivables Assignment.

5. THIS RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

1

IN WITNESS WHEREOF, the parties have caused this Receivables Assignment to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

[NAME OF ORIGINATOR]	AKS RECEIVABLES, LLC, as Buyer

By:	By: AKSR INVESTMENTS, INC., as its Managing Member

Name:	By:

Title:	Name:
Title:

2

EXHIBIT 2.01(c)(ii)

Form of

SUBORDINATED NOTE

$[ ]	May [ ], 2004

FOR VALUE RECEIVED, the undersigned, AKS Receivables, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of [                    ], a [                    ] (the “Subordinated Lender”), or its assigns, at [ADDRESS], or at such other place as the holder of this Subordinated Note (“Note”) may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of [            ] DOLLARS [$            ], or, if less, the aggregate unpaid principal amount of all Subordinated Loans (as defined in the Sale Agreement referred to below) made to the Borrower, upon the earlier to occur of (i) Final Advance Date and (ii) the Termination Date (in each case, as defined in Annex X to the Sale Agreement referred to below), together with interest thereon from time to time from the Effective Date (as defined in the Sale Agreement referred to below) at the rate shown in The Wall Street Journal as the “Prime Rate” on such date (the “Interest Rate”) on the unpaid principal amount of each Subordinated Loan for the period commencing on and including the date of such Subordinated Loan to but excluding the date such Subordinated Loan is paid in full.

The date, amount and interest rate of each Subordinated Loan made by the Subordinated Lender to the Borrower, and each payment made by or on behalf of the Borrower on account of the principal thereof, shall be recorded by the Subordinated Lender on its books and, prior to any transfer of this Note, endorsed by the Subordinated Lender on the schedule attached hereto or any continuation thereof. The books of the Subordinated Lender and such schedule shall be presumptive evidence of the amounts due and owing to the Subordinated Lender by the Borrower; provided, that any failure of the Subordinated Lender to record a notation in its books or on the schedule to this Note as aforesaid or any error in so recording shall not limit or otherwise affect the obligation of the Borrower to repay Subordinated Loans in accordance with their respective terms set forth herein.

All capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Receivables Sale Agreement of even date herewith (as the same may be subsequently amended, restated or otherwise modified, the “Sale Agreement”) by and among the Borrower, the Subordinated Lender, the other Originators thereunder and AK Steel Corporation. This Note is issued pursuant to the Sale Agreement and is one of the Subordinated Notes referred to therein. All of the terms, covenants and conditions of the Sale Agreement and all other instruments evidencing the indebtedness hereunder, including the other Related Documents, are hereby made a part of this Note and are deemed incorporated herein in full.

The Borrower may at any time and from time to time voluntarily repay, in whole or in part, all Subordinated Loans made hereunder. Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder; provided, that all repayments of Subordinated Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid to (but excluding) the date of such repayment.

1

Interest shall be payable on the outstanding principal amount of this Note from time to time in arrears on the first Business Day of each calendar month. All computations of interest shall be made by the Subordinated Lender on the basis of a 365 day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Interest Rate shall be determined (i) on the first Business Day immediately prior to the Effective Date for calculation of the Interest Rate for the period from the Effective Date through the end of the first calendar month following the Effective Date, and (ii) as of the last Business Day of each month for use in calculating the interest that is payable for the following calendar month, and the Interest Rate so determined shall be utilized for such calendar month. Each determination by the Subordinated Lender of an interest rate hereunder shall be final, binding and conclusive on the Borrower (absent manifest error). The Borrower shall pay interest at the applicable Interest Rate on unpaid interest on any Subordinated Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full.

If any payment or prepayment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the Interest Rate during such extension.

As set forth below, the indebtedness evidenced by this Subordinated Note is subordinate in right of payment to (i) all “Borrower Obligations” (as defined in Annex X to the Sale Agreement) and all renewals, extensions, refinancings or refundings of any such obligations (whether for principal, interest (including but not limited to interest accruing after the filing of a petition initiating any bankruptcy, insolvency or receivership proceeding (each, an “Insolvency Proceeding”) whether or not such interest is allowed in such Insolvency Proceeding), fees, indemnities, repurchase price, expenses or otherwise) and (ii) all amounts from time to time owing by the Borrower under each L/C Note (as defined in Annex X to the Sale Agreement) (collectively, the “Senior Obligations”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, any holder of a Senior Obligation, and may not be terminated, amended or otherwise revoked until the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms. This Subordinated Note shall not be subject to any defense or any rights of set-off, including on account of any past or present debt. Upon the occurrence and during the continuance of any Termination Event or Incipient Termination Event, the Subordinated Lender shall not demand, accelerate, sue for, take, receive or accept from the Borrower, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment of or security for all or any part of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same. The Subordinated Lender hereby agrees that prior to the date that is one year and one day after all of the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms, the Subordinated Lender will not take any action to institute any Insolvency Proceeding in respect of the Borrower or which would be reasonably likely to cause the Borrower to be subject to, or seek the protection of, any such Insolvency Proceeding.

If the Borrower becomes subject to any Insolvency Proceeding, then the holders of the Senior Obligations shall receive payment in full of all amounts due or to become due on or

2

with respect to the Senior Obligations before the Subordinated Lender shall be entitled to receive any payment on account of this Subordinated Note. Accordingly, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, securities or other property, in any applicable Insolvency Proceeding, that would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Obligations until such Senior Obligations shall have been indefeasibly paid in full in cash.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Subordinated Lender for the use, forbearance or detention of money advanced hereunder exceed the highest rate of interest permissible under law (the “Maximum Lawful Rate”). In the event that a court of competent jurisdiction determines that Subordinated Lender has charged or received interest hereunder in excess of the Maximum Lawful Rate, the amount of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate; provided, that if at any time thereafter the amount of interest payable to Subordinated Lender hereunder is less than the amount payable under the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Subordinated Lender from the making of Subordinated Loans hereunder is equal to the total interest that Subordinated Lender would have received had the amount of interest payable to Subordinated Lender hereunder been (but for the operation of this paragraph) the amount of interest payable from the Effective Date. Thereafter, the amount of interest payable hereunder shall be the amount determined in accordance with the terms hereof unless and until the amount so calculated again exceeds the amount payable under the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Subordinated Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the amount payable under the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Note, shall make a final determination that Subordinated Lender has received interest hereunder in excess of the Maximum Lawful Rate, Subordinated Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder, then to the outstanding principal amount of the Subordinated Loans, then to fees and any other unpaid charges, and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

3

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE BORROWER HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS NOTE, THE SALE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed and delivered by its duly authorized officer as of the date set forth above.

AKS RECEIVABLES, LLC

By: AKSR INVESTMENTS, INC., as its Managing Member

By:

Name: Title:

4

SCHEDULE OF LOANS TO SUBORDINATED NOTE

5

EXHIBIT 2.01(c)(iii)

Form of

L/C Note

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, AKS Receivables, LLC, a Delaware limited liability company, (“Buyer”) hereby promises to pay to the order of [Name of Originator], a [                    ] (the “Lender”), to the “Lender’s Account” (as defined below) in lawful money of the United States of America and in immediately available funds, the principal sum of                           Dollars ($            ) or, if less than such principal sum, the aggregate unpaid principal sum outstanding on the date payment is due as described below.

This L/C Note was executed and delivered in connection with that certain letter of credit (Letter of Credit No.             ) dated as of             , issued by [insert name of applicable L/C Issuer] in favor of              for the account of Buyer (the “Letter of Credit”), and has been executed and delivered pursuant to that certain Receivables Sale Agreement dated as of May 27, 2004 (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Sale Agreement”). Reference to the Sale Agreement is hereby made for a statement of the terms and conditions under which the Letter of Credit has been issued. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) shall have the meanings assigned to such terms in the Sale Agreement and Annex X thereto.

Buyer further promises to pay interest on the outstanding unpaid principal amount hereof, as provided in the Sale Agreement, from the date hereof until payment in full hereof at the [applicable interest rate]; provided, however, that if Buyer shall default in the payment of any principal hereof, Buyer promises to, on demand, pay interest at the [applicable default rate] on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on each Interest Payment Date in arrears. The principal amount evidenced hereunder shall be reduced, from time to time, by the amount of any draws on the Letter of Credit. The remaining outstanding principal of, and accrued and unpaid interest on, the indebtedness evidenced hereunder shall be payable on the 10th Business Day after expiration of the Letter of Credit.

The Lender is authorized and directed by Buyer to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each draw on the Letter of Credit or prepayment of principal, the amount of the reduction in the outstanding principal amount of the indebtedness owed hereunder and the remaining outstanding principal amount of the indebtedness owed hereunder, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided, that neither the failure of the Lender to make any such entry nor any error therein shall expand, limit or affect the obligations of Buyer hereunder.

All payments of principal and interest in respect of this L/C Note shall be made to the Lender in lawful money of the United States of America in same day funds to the Lender’s account at such place as shall be designated from time to time in writing by the Lender for such purpose (the “Lender’s Account”).

1

This L/C Note shall not be amended or modified except in accordance with Section 14.07 of the Funding Agreement.

This L/C Note has been delivered at and shall be deemed to have been made at New York, New York and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations law, but otherwise without regard to conflict of law principles). Wherever possible each provision of this L/C Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this L/C Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this L/C Note.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

AKS RECEIVABLES, LLC

By: AKSR INVESTMENTS, INC., as its Managing Member

By:

Name: Title:

2

Schedule

to

L/C NOTE

DRAWS AND REDUCTIONS IN PRINCIPAL

Date	Amount of Draw/Prepayment	Reduction in Principal	Unpaid Principal Balance

3

EXHIBIT 2.03

Form of

ORIGINATOR SUPPORT AGREEMENT

THIS ORIGINATOR SUPPORT AGREEMENT (“Agreement”) is entered into as of [                    ,         ], by AK STEEL CORPORATION, a Delaware corporation (“AK Steel”), in favor of AKS Receivables, LLC, a Delaware limited liability company (“AKS Receivables”).

RECITALS

A. AKS Receivables, as purchaser, has entered into a Receivables Sale Agreement dated as of May 27, 2004 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Sale Agreement”), with AK Steel, and the persons party thereto as “Originators.”

B. AKS Receivables, as borrower, has entered into a Receivables Funding Agreement dated as of May 27, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) with AK Steel, as servicer (the “Servicer”), the financial institutions from time to time party thereto as lenders (the “Lenders”) and General Electric Capital Corporation, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms or matters of construction defined or established Annex X to the Funding Agreement and the Sale Agreement shall be applied herein as defined or established therein.

C. It is a condition precedent to [            ] becoming a party to the Sale Agreement as an “Originator” that AK Steel, as owner, directly or indirectly, of at least 100% of the outstanding Stock having ordinary voting power to elect the board of directors of [            ] and each other Originator, shall have executed and delivered this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce AKS Receivables to make purchases under the Sale Agreement and the Lenders to make Advances under the Funding Agreement, AK Steel hereby agrees as follows:

Section 1. Unconditional Undertaking. AK Steel hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of AKS Receivables and the Administrative Agent to cause the due and punctual performance and observance by each other Originator and their respective successors and assigns (collectively, the “AK Steel Entities”) of all of the terms, covenants, conditions, agreements and undertakings on the part of such AK Steel Entity to be performed or observed under the Sale Agreement or any document delivered by such AK Steel Entity in connection with the Sale Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of such AK Steel Entity now or hereafter existing under the Sale Agreement whether for indemnification payments, fees, expenses or otherwise (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and

1

documented expenses (including reasonable and documented fees and expenses of attorneys, auditors and accountants) incurred by AKS Receivables or the Administrative Agent in enforcing any rights under this Agreement; provided, that the foregoing unconditional undertaking of AK Steel is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables. AK Steel agrees that each of its Subsidiaries that becomes an “Originator” under the Sale Agreement shall be deemed to be an “Originator” for purposes of this Agreement. In the event that any AK Steel Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under the Sale Agreement or any such other Related Document, then AK Steel will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Guaranteed Obligations, and, except to the extent required under the Sale Agreement it shall not be a condition to the accrual of the obligation of AK Steel hereunder to perform or observe any Guaranteed Obligation (or to cause the same to be performed or observed) that AKS Receivables or the Administrative Agent, as applicable, shall have first made any request of or demand upon or given any notice to AK Steel or to any AK Steel Entity or their respective successors or assigns, or have instituted any action or proceeding against AK Steel or any AK Steel Entity or their respective successors or assigns in respect thereof.

Section 2. Obligation Absolute. AK Steel undertakes that the Guaranteed Obligations will be performed or paid strictly in accordance with the terms of the Sale Agreement or any other Related Document delivered by an AK Steel Entity in connection with the Sale Agreement regardless of any law, regulation or order applicable to AKS Receivables or the Administrative Agent now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of AKS Receivables or the Administrative Agent with respect thereto. The obligations of AK Steel under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against AK Steel to enforce this Agreement, irrespective of whether any action is brought against any AK Steel Entity or whether any AK Steel Entity is joined in any such action or actions. The liability of AK Steel under this Agreement shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Sale Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Sale Agreement or any other agreement or instrument relating thereto, including, without limitation, any increase in the Guaranteed Obligations resulting from additional purchases or contributions of Receivables or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of any AK Steel Entity or any of its subsidiaries;

2

(e) any change, restructuring or termination of the corporate structure or existence of any AK Steel Entity or any of its subsidiaries; or

(f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any AK Steel Entity or a guarantor.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by AKS Receivables or the Administrative Agent upon the insolvency, bankruptcy or reorganization of any AK Steel Entity or otherwise, all as though payment had not been made.

Section 3. Waivers. AK Steel hereby waives promptness, diligence, notice of acceptance and, except to the extent required under the Sale Agreement any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that AKS Receivables or the Administrative Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any AK Steel Entity or any other person or entity or any collateral.

Section 4. Subrogation. AK Steel agrees not to exercise any rights that it may acquire by way of subrogation against any AK Steel Entity and its property or any rights of indemnification, contribution and reimbursement from any AK Steel Entity and its property, in each case in connection with this Agreement and any payments made hereunder, until such time as the Guaranteed Obligations have been paid and performed in full and the Termination Date has occurred.

Section 5. Separate Identity from Buyer. AK Steel shall itself, and shall ensure that each of its Affiliates, at all times comply with the covenants and agreements of the Originators set forth in Section 4.02(i) of the Sale Agreement as if AK Steel and each of its Affiliates were identified therein. AK Steel is party to no agreements with AKS Receivables or the Administrative Agent other than pursuant to the Related Documents.

Section 6. No Proceedings. From and after the Closing Date and until the date one year plus one day following the date on which all Borrower Obligations have been indefeasibly paid in full in cash, AK Steel shall not, directly or indirectly, institute or cause to be instituted against AKS Receivables any proceeding of the type referred to in Sections 9.01(d) or 9.01(e) of the Funding Agreement.

Section 7. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by AK Steel herefrom, shall in any event be effective unless the same shall be in writing and signed by AKS Receivables and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8. Addresses for Notices. All notices and other communications hereunder shall be sent in the manner provided in Section 7.01 of the Sale Agreement and Section 14.04 of the Funding Agreement, which provisions are incorporated herein by this reference as though fully set forth herein.

Section 9. No Waiver; Remedies. No failure on the part of [            ] or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as

3

a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10. Continuing Agreement; Assignments under Sale Agreement. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Termination Date has occurred and the payment and performance in full of the Guaranteed Obligations and the payment of all other amounts payable under this Agreement, (b) be binding upon AK Steel, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, AKS Receivables and the Administrative Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), if Buyer assigns all or any of the Transferred Receivables, or any interest therein, the assignees shall thereupon become vested with all the benefits in respect thereof granted to AKS Receivables and the Administrative Agent herein or otherwise.

Section 11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12. GOVERNING LAW. THIS AGREEMENT AND THE ORIGINATOR OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, AK Steel has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AK STEEL CORPORATION

By:

Name: Title:

4